PRICING SUPPLEMENT dated February 26, 2026

(To the Prospectus dated May 15, 2025,

the Prospectus Supplement dated May 15, 2025,

the Product Supplement No. WF-2 dated May 20, 2025 and

the Underlying Supplement dated May 15, 2025)

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-287303

Barclays Bank PLC Global Medium-Term Notes, Series A
$1,057,000 Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the SPDR® Gold Trust due March 1, 2030
■	Linked to the SPDR® Gold Trust (the “Fund”)

■	Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes provide for a maturity payment amount that may be greater than or equal to the principal amount of the notes, depending on the performance of the Fund from the starting price to the ending price. The maturity payment amount will reflect the following terms:

■	If the price of the Fund increases, you will receive the principal amount plus a positive return equal to 100% of the percentage increase in the value of the Fund from the starting price to the ending price, subject to a maximum return at maturity of 32.00% of the principal amount. As a result of the maximum return, the maximum maturity payment amount will be $1,320.00 per note.

■	If the price of the Fund remains flat or decreases, you will receive the principal amount, but you will not receive any positive return on your investment.

■	Repayment of principal at maturity regardless of Fund performance (subject to issuer credit risk)

■	Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-6 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the notes. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

■	No periodic interest payments or dividends

■	No exchange listing; designed to be held to maturity

See “Additional Information about the Issuer and the Notes” on page PS-4 of this pricing supplement. The notes will have the terms specified in the prospectus dated May 15, 2025, the prospectus supplement dated May 15, 2025, the product supplement no. WF-2 dated May 20, 2025 and the underlying supplement dated May 15, 2025, as supplemented or superseded by this pricing supplement.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” on page PS-9 herein, “Risk Factors” beginning on page PS-3 of the product supplement and “Risk Factors” beginning on page S-9 of the prospectus supplement.

The notes constitute our unsecured and unsubordinated obligations. The notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the notes. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any of the notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder or beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-6 of this pricing supplement.

	Original Offering Price(1)	Agent Discount(2), (3)	Proceeds to Barclays Bank PLC
Per Note	$1,000.00	$38.20	$961.80
Total	$1,057,000.00	$40,377.40	$1,016,622.60
(1)	Our estimated value of the notes on the pricing date, based on our internal pricing models, is $951.10 per note. The estimated value is less than the original offering price of the notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-5 of this pricing supplement.

(2)	Wells Fargo Securities, LLC (“WFS”) and Barclays Capital Inc. are the agents for the distribution of the notes and are acting as principal. The agent will receive an underwriting discount of $38.20 per note. Barclays Capital Inc. will sell the notes to WFS at the original offering price of the notes less a concession of $38.20 per note. WFS may provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $27.50 per note. In addition to the concession allowed to WFA, WFS may pay $0.75 per note of the agent’s discount to WFA as a distribution expense fee for each note sold by WFA. See “Terms of the Notes—Supplemental Plan of Distribution” in this pricing supplement for further information.

(3)	In respect of certain notes sold in this offering, Barclays Capital Inc. may pay a fee of up to $2.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

Wells Fargo Securities	Barclays Capital Inc.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the SPDR® Gold Trust due March 1, 2030

Terms of the Notes

Issuer:	Barclays Bank PLC
Market Measure[1]:	SPDR® Gold Trust (Bloomberg ticker symbol “GLD UP<Equity>”) (the “Fund”)
Pricing Date:	February 26, 2026
Issue Date:	March 3, 2026
Calculation Day[2]:	February 26, 2030
Stated Maturity Date[2]:	March 1, 2030
Principal Amount:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a principal amount of $1,000.
Maturity Payment Amount:

On the stated maturity date, you will be entitled to receive a cash payment per note in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per note will equal:

•    if the ending price is greater than the starting price: $1,000 plus the lesser of:

(i)       $1,000 × fund return × upside participation rate; and

(ii)       the maximum return; or

•     if the ending price is less than or equal to the starting price: $1,000

Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the notes.

Maximum Return:	The “maximum return” is 32.00% of the principal amount ($320.00 per note). As a result of the maximum return, the maximum maturity payment amount will be $1,320.00 per note.
Upside Participation Rate:	100%
Fund Return:	The “fund return” is the percentage change from the starting price to the ending price, measured as follows: ending price – starting price starting price
Starting Price:[1]	$477.48, which is the fund closing price of the Fund on the pricing date
Ending Price:[1]	The “ending price” will be the fund closing price of the Fund on the calculation day.
Fund Closing Price:[1]	“Fund closing price” has the meaning set forth under “General Terms of the Notes—Certain Terms for Notes Linked to a Fund—Certain Definitions” in the product supplement. The fund closing price of the Fund is subject to adjustment through the adjustment factor as described in the product supplement.
Additional Terms:	Terms used in this pricing supplement, but not defined herein, will have the meanings ascribed to them in the product supplement, provided that terms used in this pricing supplement, but not defined herein or in the product supplement, will have the meanings ascribed to them in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
Tax Considerations:	For a discussion of the tax considerations relating to ownership and disposition of the notes, see “Tax Considerations.”
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP / ISIN:	06749FG60 / US06749FG606

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the SPDR® Gold Trust due March 1, 2030

Supplemental Plan of Distribution:

Wells Fargo Securities, LLC (“WFS”) and Barclays Capital Inc. will act as agents for the notes. The agent will receive an underwriting discount of $38.20 per note. Barclays Capital Inc. will sell the notes to WFS at the original offering price of the notes less a concession of $38.20 per note. WFS may provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $27.50 per note. In addition to the concession allowed to WFA, WFS may pay $0.75 per note of the agent’s discount to WFA as a distribution expense fee for each note sold by WFA.

In addition, in respect of certain notes sold in this offering, Barclays may pay a fee of up to $2.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

Barclays Bank PLC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties in connection with the sale of the notes. If WFS, Barclays Capital Inc. or an affiliate of either agent participating as a dealer in the distribution of the notes conducts hedging activities for Barclays Bank PLC in connection with the notes, such agent or participating dealer will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any discount, concession or fee received in connection with the sale of the notes to you. This additional projected profit may create a further incentive for the agents or participating dealers to sell the notes to you.

1 If the shares of the Fund are de-listed or if the Fund is liquidated or otherwise terminated, the calculation agent may select a successor fund or, if no successor fund is available, will calculate the value to be used as the fund closing price of the Fund. In addition, in the case of certain events related to the Fund, the calculation agent may adjust any variable, including but not limited to, the starting price, ending price and fund closing price of the Fund if the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of the Fund. For more information, see “General Terms of the Notes—Certain Terms for Notes Linked to a Fund—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the accompanying product supplement.

2 If the calculation day is not a trading day, the calculation day will be postponed to the next succeeding trading day. The calculation day will also be postponed if a market disruption event occurs on the calculation day as described under “General Terms of the Notes—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Notes Linked to a Single Market Measure” in the accompanying product supplement. In addition, the stated maturity date will be postponed if that day is not a business day or if the calculation day is postponed as described under “General Terms of the Notes—Payment Dates” in the accompanying product supplement.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the SPDR® Gold Trust due March 1, 2030

Additional Information about the Issuer and the Notes

You should read this pricing supplement together with the prospectus dated May 15, 2025, as supplemented by the prospectus supplement dated May 15, 2025 relating to our Global Medium-Term Notes, Series A, of which these notes are a part, the product supplement no. WF-2 dated May 20, 2025 and the underlying supplement dated May 15, 2025. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

To the extent the information or terms in this pricing supplement are different from or inconsistent with the information or terms in the prospectus, prospectus supplement, product supplement or underlying supplement, the information and terms in this pricing supplement will control. To the extent the information or terms in the product supplement are different from or inconsistent with the information or terms in the prospectus or prospectus supplement, the information and terms in the product supplement will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

•	Prospectus Supplement dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

•	Product Supplement No. WF-2 dated May 20, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006261/dp229044_424b2-wf2.htm

•	Underlying Supplement dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006053/dp228705_424b2-underl.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the SPDR® Gold Trust due March 1, 2030

Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the notes on the pricing date is less than the original offering price of the notes. The difference between the original offering price of the notes and our estimated value of the notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes, the estimated cost that we may incur in hedging our obligations under the notes, and estimated development and other costs that we may incur in connection with the notes.

Our estimated value on the pricing date is not a prediction of the price at which the notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately four months after the initial issue date of the notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the notes and other costs in connection with the notes that we will no longer expect to incur over the term of the notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the notes and/or any agreement we may have with the distributors of the notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the SPDR® Gold Trust due March 1, 2030

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder or beneficial owner of the notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the notes of such shares, securities or obligations); (iii) the cancellation of the notes and/or (iv) the amendment or alteration of the maturity of the notes, or the amendment of the amount of interest or any other amounts due on the notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the notes further acknowledges and agrees that the rights of the holders or beneficial owners of the notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the SPDR® Gold Trust due March 1, 2030

Investor Considerations

The notes are not appropriate for all investors. The notes may be an appropriate investment for you if all of the following statements are true:

▪	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You anticipate that the ending price will be greater than the starting price, and you are willing and able to accept the risk that, if it is not, you will receive only the principal amount of your notes at maturity.

▪	You are willing and able to accept that any potential return on the notes is limited to the maximum return.

▪	You are willing and able to accept the risks associated with an investment linked to the performance of the Fund, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

▪	You understand and accept that you will not be entitled to any rights with respect to the Fund or the commodity held by the Fund.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the notes to maturity.

▪	You are willing and able to assume our credit risk for all payments on the notes.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The notes may not be an appropriate investment for you if any of the following statements are true:

▪	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You anticipate that the ending price will be less than or equal to the starting price, or you are unwilling or unable to accept the risk that, if it is, you will receive only the principal amount of your notes at maturity.

▪	You seek an investment with uncapped exposure to any positive performance of the Fund.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Fund, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

▪	You seek an investment that entitles you to rights with respect to the Fund or the commodity held by the Fund.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the notes to maturity.

▪	You are unwilling or unable to assume our credit risk for all payments on the notes.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The considerations identified above are not exhaustive. Whether or not the notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the notes in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement and the “Risk Factors” beginning on page PS-3 of the accompanying product supplement and the “Risk Factors” beginning on page S-9 of the accompanying prospectus supplement for risks related to an investment in the notes. For more information about the Fund, please see the section titled “The SPDR® Gold Trust” below.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the SPDR® Gold Trust due March 1, 2030

Determining the Maturity Payment Amount

On the stated maturity date, you will receive a cash payment per note (the maturity payment amount) calculated as follows:

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the SPDR® Gold Trust due March 1, 2030

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Fund or its Underlying Commodity (as defined under “SPDR® Gold Trust” below). Some of the risks that apply to an investment in the notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the notes generally in the “Risk Factors” sections of the product supplement and prospectus supplement. You should not purchase the notes unless you understand and can bear the risks of investing in the notes.

Risks Relating to the Notes Generally

•	You May Not Receive Any Positive Return On Your Investment In The Notes — Any amount you receive on the notes at stated maturity in excess of the principal amount will depend on the percentage increase, if any, in the ending price relative to the starting price. Because the price of the Fund will be subject to market fluctuations, the ending price may be less than the starting price, in which case you will receive only the principal amount of your notes at stated maturity. Even if the ending price is greater than the starting price, the amount you receive at stated maturity may be only slightly greater than the principal amount, and your yield on the notes may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Barclays or another issuer with a similar credit rating with the same stated maturity date.

•	Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Fund Or The Commodity Held By The Fund— The opportunity to participate in the possible increases in the price of the Fund through an investment in the notes will be limited because any positive return on the notes will not exceed the maximum return, regardless of any increase in the price of the Fund, which may be significant. Therefore, your return on the notes may be lower than the return on a direct investment in the Fund or the commodity held by the Fund. Furthermore, the effect of the upside participation rate will be progressively reduced for all ending prices exceeding the ending price at which the maximum return is reached.

•	No Periodic Interest Will Be Paid On The Notes — No periodic payments of interest will be made on the notes.

•	Any Payment On The Notes Will Be Determined Based On The Fund Closing Price Of The Fund On The Dates Specified — Any payment on the notes will be determined based on the fund closing price of the Fund on the dates specified. You will not benefit from any more favorable values of the Fund determined at any other time.

•	Owning The Notes Is Not The Same As Owning The Fund Or The Commodity Held By The Fund— The return on your notes may not reflect the return you would realize if you actually owned the Fund or the commodity held by the Fund. For instance, as a holder of the notes, you will not have any rights that holders of the Fund or the commodity held by the Fund would have.

•	No Assurance That The Investment View Implicit In The Notes Will Be Successful — It is impossible to predict whether and the extent to which the price of the Fund will rise or fall. There can be no assurance that the ending price will be greater than the starting price. The price of the Fund will be influenced by complex and interrelated political, economic, financial and other factors that affect the Fund and the commodity held by the Fund. You should be willing to accept the downside risks associated with equities in general and the Fund in particular.

•	You Will Be Required To Recognize Taxable Income On The Notes Prior To Maturity — If you are a U.S. holder of a note, under our intended treatment of the notes, you will be required to recognize taxable interest income in each year that you hold the note, even though you will not receive any payment in respect of the note prior to maturity (or earlier sale, exchange or retirement). In addition, any gain you recognize will be treated as ordinary interest income rather than capital gain. You should review the section of this pricing supplement entitled “Tax Considerations.”

Risks Relating to the Issuer

•	The Notes Are Subject To The Credit Risk Of Barclays Bank PLC — The notes are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the notes.

•	You May Lose Some Or All Of Your Investment If Any U.K. Bail-In Power Is Exercised By The Relevant U.K. Resolution Authority — Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder or beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the SPDR® Gold Trust due March 1, 2030

in such a manner as to result in you and other holders and beneficial owners of the notes losing all or a part of the value of your investment in the notes or receiving a different security from the notes, which may be worth significantly less than the notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Fund

•	The Performance And Market Value Of The Fund, Particularly During Periods Of Market Volatility, May Not Correlate With The Performance Of Its Underlying Commodity As Well As Its Net Asset Value Per Share — The Fund does not fully replicate the performance of its Underlying Commodity due to the fees and expenses charged by the Fund or by restrictions on access to the Underlying Commodity due to other circumstances. The Fund does not generate any income, and as the Fund regularly sells its Underlying Commodity to pay for ongoing expenses, the amount of its Underlying Commodity represented by each share gradually declines over time. The Fund sells its Underlying Commodity to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of its Underlying Commodity. The sale by the Fund of its Underlying Commodity to pay expenses at a time of low prices for its Underlying Commodity could adversely affect the value of the notes. Additionally, there is a risk that part or all of the Fund’s holdings in its Underlying Commodity could be lost, damaged or stolen. Access to the Fund’s Underlying Commodity could also be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack). All of these factors may lead to a lack of correlation between the performance of the Fund and its Underlying Commodity. In addition, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.

During periods of market volatility, the Underlying Commodity may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of the Fund may vary substantially from the net asset value per share of the Fund. Because the notes are linked to the performance of the Fund and not the Underlying Commodity, the return on your notes may be less than that of an alternative investment linked directly to the Underlying Commodity.

•	There Are Risks Associated With Commodities Trading On The London Bullion Market Association — The investment objective of the Fund is to reflect the performance of the price of gold bullion, less the Fund’s expenses. The price of gold is determined by the London Bullion Market Association (the “LBMA”) or an independent service provider appointed by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of the LBMA gold price as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market, which operates in a manner more closely analogous to an over-the-counter physical commodity market than a regulated futures market, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA that would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA gold price, which could adversely affect the value of the notes. The LBMA, or an independent service provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising the LBMA gold price.

•	The Notes Are Subject To Risks Associated With Gold — The investment objective of the Fund is to reflect the performance of the price of gold bullion, less the Fund’s expenses. The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors, such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors, such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the SPDR® Gold Trust due March 1, 2030

banks and other governmental agencies and multilateral institutions that hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile.

•	Single Commodity Prices Tend To Be More Volatile Than, And May Not Correlate With, The Prices Of Commodities Generally — The Fund provides exposure to a single commodity and not to a diverse basket of commodities. The Underlying Commodity may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. As a result, the notes carry greater risk and may be more volatile than securities linked to the prices of a broader or more diverse basket of commodities.

•	Anti-Dilution Protection Is Limited, And The Calculation Agent Has Discretion To Make Anti-Dilution Adjustments — The calculation agent may in its sole discretion make adjustments affecting the amounts payable on the notes upon the occurrence of certain events with a view to preserving the relative investment risks of the notes. However, the calculation agent might not make such adjustments in response to all events that could affect the shares of the Fund. The occurrence of any such event and any adjustment made by the calculation agent (or a determination by the calculation agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the notes. See “General Terms of the Notes—Certain Terms for Notes Linked to a Fund—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the product supplement.

•	Adjustments To The Fund Could Adversely Affect The Value Of The Notes And The Amount You Will Receive At Maturity — The investment adviser of the Fund (the “fund sponsor”) may add, delete or substitute the component assets held by the Fund or make changes to its investment strategy. In addition, if the shares of the Fund are de-listed or if the Fund is liquidated or otherwise terminated, the calculation agent may select a successor fund that the calculation agent determines to be comparable to the Fund or, if no successor fund is available, the calculation agent will calculate the value to be used as the fund closing price of the Fund. Any of these actions could adversely affect the value of the Fund and, consequently, the value of the notes. See “General Terms of the Notes—Certain Terms for Notes Linked to a Fund—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation—Liquidation Events” in the product supplement.

•	We And Our Affiliates Have No Affiliation With The Fund Sponsor And Have Not Independently Verified Its Public Disclosure Of Information — We, our affiliates and WFS and its affiliates are not affiliated in any way with the fund sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the management or calculation of the Fund. We have derived the information about the fund sponsor and the Fund contained in this pricing supplement and the accompanying underlying supplement from publicly available information, without independent verification. You, as an investor in the notes, should make your own investigation into the Fund and the fund sponsor. The fund sponsor will not be involved in the offering of the notes made hereby in any way, and the fund sponsor does not have any obligation to consider your interests as an owner of the notes in taking any actions that might affect the value of the notes.

•	The Historical Performance Of The Fund Is Not An Indication Of Its Future Performance — The historical performance of the Fund should not be taken as an indication of the future performance of the Fund. It is impossible to predict whether the fund closing price of the Fund will fall or rise during the term of the notes, in particular in the environment in the last several years, which has been characterized by volatility across a wide range of asset classes. Past fluctuations and trends in the price of the Fund are not necessarily indicative of fluctuations or trends that may occur in the future.

Risks Relating to Conflicts of Interest

•	Potentially Inconsistent Research, Opinions Or Recommendations By Barclays Capital Inc., WFS Or Their Respective Affiliates — Barclays Capital Inc., WFS or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the notes or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., WFA or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the Fund and the merits of investing in the notes.

•	We, Our Affiliates And Any Other Agent And/Or Participating Dealer May Engage In Various Activities Or Make Determinations That Could Materially Affect Your Notes In Various Ways And Create Conflicts Of Interest — We, our affiliates, WFS and any dealer participating in the distribution of the notes (a “participating dealer”) may play a variety of roles in connection with the issuance of the notes, as described below. In performing these roles, our economic interests and the economic interests of our affiliates, WFS and any participating dealer are potentially adverse to your interests as an investor in the notes.

In connection with our normal business activities and in connection with hedging our obligations under the notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the SPDR® Gold Trust due March 1, 2030

These financial instruments and products may include securities, derivative instruments or assets that may relate to the Fund or the commodity held by the Fund. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the notes. Participating dealers may also engage in such activities that may negatively impact the value of the notes.

In addition, the role played by Barclays Capital Inc., as the agent for the notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the notes and such compensation or financial benefit may serve as an incentive to sell the notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, if any dealer participating in the distribution of the notes or any of its affiliates conducts hedging activities for us in connection with the notes, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any selling concession and/or any fee that the participating dealer realizes for the sale of the notes to you. This additional projected profit may create a further incentive for the participating dealer to sell the notes to you.

In addition to the activities described above, Barclays Bank PLC will also act as the calculation agent for the notes. As calculation agent, we will determine any prices of the Fund and make any other determinations necessary to calculate any payments on the notes. In making these determinations, we may be required to make discretionary judgments, including those described in the accompanying product supplement and under “—Risks Relating to the Fund” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the notes, and any of these determinations may adversely affect any payments on the notes. Absent manifest error, all determinations of the calculation agent will be final and binding, without any liability on the part of the calculation agent. You will not be entitled to any compensation from Barclays Bank PLC for any loss suffered as a result of any determinations made by the calculation agent with respect to the notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

•	The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop — The notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your notes to maturity.

•	The Value Of The Notes Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways — Structured notes, including the notes, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the notes at issuance and their value in the secondary market. Accordingly, in addition to the price of the Fund on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Fund;

•	the time to maturity of the notes;

•	the market prices of the commodity held by the Fund;

•	interest and yield rates in the market generally;

•	supply and demand for the notes;

•	a variety of economic, financial, political, regulatory and judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value Of Your Notes Is Lower Than The Original Offering Price Of Your Notes — The estimated value of your notes on the pricing date is lower than the original offering price of your notes. The difference between the original offering price of your notes and the estimated value of the notes is a result of certain factors, such as any sales commissions, selling concessions, discounts, commissions or fees to be allowed or paid to Barclays Capital Inc., another affiliate of ours, WFS

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the SPDR® Gold Trust due March 1, 2030

or its affiliates or other non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes, the estimated cost that we may incur in hedging our obligations under the notes, and estimated development and other costs that we may incur in connection with the notes.

•	The Estimated Value Of Your Notes Might Be Lower If Such Estimated Value Were Based On The Levels At Which Our Debt Securities Trade In The Secondary Market — The estimated value of your notes on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value Of The Notes Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions — The estimated value of your notes on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the notes may not be consistent with those of other financial institutions that may be purchasers or sellers of notes in the secondary market. As a result, the secondary market price of your notes may be materially different from the estimated value of the notes determined by reference to our internal pricing models.

•	The Estimated Value Of Your Notes Is Not A Prediction Of The Prices At Which You May Sell Your Notes In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Lower Than The Original Offering Price Of Your Notes And May Be Lower Than The Estimated Value Of Your Notes — The estimated value of the notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the notes. Further, as secondary market prices of your notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the notes such as fees, commissions, discounts, and the costs of hedging our obligations under the notes, secondary market prices of your notes will likely be lower than the original offering price of your notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your notes, and any sale prior to the stated maturity date could result in a substantial loss to you.

•	The Temporary Price At Which We May Initially Buy The Notes In The Secondary Market And The Value We May Initially Use For Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative Of Future Prices Of Your Notes — Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market (if Barclays Capital Inc. makes a market in the notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the notes on the pricing date, as well as the secondary market value of the notes, for a temporary period after the initial issue date of the notes. The price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your notes.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the SPDR® Gold Trust due March 1, 2030

Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate the maturity payment amount for a $1,000 principal amount note on a hypothetical offering of notes under various scenarios, with the assumptions set forth in the table below. Terms used for purposes of these hypothetical examples do not represent the actual starting price or ending price applicable to the notes. The actual maturity payment amount and resulting pre-tax total rate of return will depend on the actual terms of the notes. You should not take these examples as an indication or assurance of the expected performance of the notes. These examples are for purposes of illustration only. The values used in the examples may have been rounded for ease of analysis. The examples below do not take into account any tax consequences from investing in the notes.

Upside Participation Rate:	100%
Maximum Return:	32.00% of the principal amount or $320.00 per note
Hypothetical Starting Price:	$100.00

The hypothetical starting price of $100.00 has been chosen for illustrative purposes only and does not represent the actual starting price. The actual starting price is set forth under “Terms of the Notes” above, and the actual ending price will be the fund closing price of the Fund on the calculation day. For historical closing prices of the Fund, see the historical information set forth under the section titled “The SPDR® Gold Trust” below. We cannot predict the fund closing price of the Fund on any day during the term of the notes, including on the calculation day.

Hypothetical Payout Profile

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the SPDR® Gold Trust due March 1, 2030

Hypothetical Returns

Hypothetical ending price	Hypothetical fund return	Hypothetical maturity payment amount per note	Hypothetical pre-tax total rate of return
$175.00	75.00%	$1,320.00	32.00%
$150.00	50.00%	$1,320.00	32.00%
$140.00	40.00%	$1,320.00	32.00%
$132.00	32.00%	$1,320.00	32.00%
$130.00	30.00%	$1,300.00	30.00%
$120.00	20.00%	$1,200.00	20.00%
$110.00	10.00%	$1,100.00	10.00%
$105.00	5.00%	$1,050.00	5.00%
$100.00	0.00%	$1,000.00	0.00%
$95.00	-5.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$75.00	-25.00%	$1,000.00	0.00%
$50.00	-50.00%	$1,000.00	0.00%
$25.00	-75.00%	$1,000.00	0.00%
$0.00	-100.00%	$1,000.00	0.00%

Hypothetical Examples

Example 1. Maturity payment amount is greater than the principal amount and reflects a return that is less than the maximum return:

Hypothetical starting price: $100.00
Hypothetical ending price: $110.00
Hypothetical fund return: 10.00%

Because the hypothetical ending price is greater than the hypothetical starting price, the maturity payment amount per note would be equal to the principal amount of $1,000 plus a positive return equal to the lesser of:

(i) $1,000 × fund return × upside participation rate

= $1,000 × 10.00% × 100%

= $100.00; and

(ii) the maximum return of $320.00

On the stated maturity date, you would receive $1,100.00 per note.

Example 2. Maturity payment amount is greater than the principal amount and reflects a return equal to the maximum return:

Hypothetical starting price: $100.00
Hypothetical ending price: $150.00
Hypothetical fund return: 50.00%

Because the hypothetical ending price is greater than the hypothetical starting price, the maturity payment amount per note would be equal to the principal amount of $1,000 plus a positive return equal to the lesser of:

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the SPDR® Gold Trust due March 1, 2030

(i) $1,000 × fund return × upside participation rate

= $1,000 × 50.00% × 100%

= $500.00; and

(ii) the maximum return of $320.00

On the stated maturity date, you would receive $1,320.00 per note, which is the maximum maturity payment amount.

Example 3. Maturity payment amount is equal to the principal amount:

Hypothetical starting price: $100.00
Hypothetical ending price: $50.00
Hypothetical fund return: -50.00%

Because the hypothetical ending price is less than the hypothetical starting price, the maturity payment amount per note would equal the principal amount.

On the stated maturity date, you would receive $1,000.00 per note.

This example illustrates that the notes provide for the repayment of the principal amount at maturity even in scenarios in which the price of the Fund declines significantly from the starting price (subject to issuer credit risk).

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the SPDR® Gold Trust due March 1, 2030

The SPDR® Gold Trust

According to publicly available information, the Fund is an investment trust sponsored by World Gold Trust Services, LLC, whose investment objective is for its shares to reflect the performance of the price of gold bullion (the “Underlying Commodity”), less the Fund’s expenses. The Fund holds gold bars and from time to time issues blocks of shares in exchange for deposits of gold and distributes gold in connection with the redemption of blocks of shares. For more information about the Fund, see “Exchange-Traded Funds—The SPDR® Gold Trust” in the accompanying underlying supplement.

Historical Information

We obtained the closing prices displayed in the graph below from Bloomberg Professional® service without independent verification. The historical performance of the Fund should not be taken as an indication of the future performance of the Fund. Future performance of the Fund may differ significantly from historical performance, and no assurance can be given as to the closing prices of the Fund during the term of the notes, including on the calculation day. We cannot give you assurance that the performance of the Fund will result in a payment at maturity in excess of the principal amount.

The following graph sets forth daily closing prices of the Fund for the period from January 1, 2021 to February 26, 2026. The closing price on February 26, 2026 was $477.48. The closing prices below may reflect adjustments in response to certain actions, such as stock splits and reverse stock splits.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the SPDR® Gold Trust due March 1, 2030

Tax Considerations

There is uncertainty regarding the U.S. federal income tax consequences of an investment in the notes due to the lack of governing authority. You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The discussion below applies to you only if you are an initial purchaser of the notes; if you are a secondary purchaser of the notes, the tax consequences to you may be different. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the notes should be treated as debt instruments for U.S. federal income tax purposes. The remainder of this discussion assumes that this treatment is correct.

Based on current market conditions, we intend to treat the notes as “contingent payment debt instruments” for U.S. federal income tax purposes, as described under “—Contingent Payment Debt Instruments” in the accompanying prospectus supplement. The remainder of this discussion assumes that this treatment is correct.

Assuming that our treatment of the notes as contingent payment debt instruments is correct, regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue taxable interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, even though we will not be required to make any payment with respect to the notes prior to maturity. Upon a sale or exchange (including redemption at maturity), you generally will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted tax basis in the notes. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. Special rules may apply if the amount payable at maturity is treated as becoming fixed prior to maturity. You should consult your tax advisor concerning the application of these rules.

Our intended treatment of the notes as CPDIs will be binding on you, unless you properly disclose to the Internal Revenue Service (the “IRS”) an alternative treatment. Also, the IRS may challenge the treatment of the notes as CPDIs. If the IRS successfully challenges the treatment of the notes as CPDIs, then the notes will be treated as debt instruments that are not CPDIs, and would require the accrual of original issue discount as ordinary interest income based on a yield to maturity higher than the comparable yield. Accordingly, under this treatment, your annual taxable income from (and adjusted tax basis in) the notes would be higher than if the notes were treated as CPDIs, and any loss recognized upon a disposition of the notes (including upon maturity) would be capital loss, the deductibility of which is subject to limitations. Accordingly, this alternative treatment could result in adverse tax consequences to you. The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. holders. We do not believe that non-U.S. holders should be required to provide a Form W-8 in order to avoid 30% U.S. withholding tax with respect to the excess (if any) of the payment at maturity over the face amount of the notes, although the IRS could challenge this position. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Non-U.S. holders should also discuss with their tax advisors the estate tax consequences of investing in the notes.

The discussions in the preceding paragraphs, when read in combination with the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the SPDR® Gold Trust due March 1, 2030

Comparable Yield and Projected Payment Schedule

We have determined that the “comparable yield” for the notes is a rate of 4.10% per annum (compounded semi-annually). Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $1,176.00 due at maturity.

The following table states the amount of taxable interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period based upon the comparable yield and projected payment schedule set forth above.

Accrual Period	Interest Deemed to Accrue During Accrual Period (per note)	Total Interest Deemed to Have Accrued from Original Issue Date (per note)
March 3, 2026 through December 31, 2026	$34.21	$34.21
January 1, 2027 through December 31, 2027	$42.84	$77.05
January 1, 2028 through December 31, 2028	$44.61	$121.66
January 1, 2029 through December 31, 2029	$46.46	$168.12
January 1, 2030 through March 1, 2030	$7.88	$176.00

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual cash settlement amount that we will pay on the notes.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to the SPDR® Gold Trust due March 1, 2030

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the notes offered by this pricing supplement have been issued by Barclays Bank PLC pursuant to the indenture, the trustee has made, in accordance with instructions from Barclays Bank PLC, appropriate entries or notations in its records relating to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of May 15, 2025, filed as an exhibit to the Registration Statement on Form F-3ASR by Barclays Bank PLC on May 15, 2025, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated May 15, 2025, which has been filed as an exhibit to the Registration Statement referred to above.